AMENDED AND RESTATED MASTER DISTRIBUTION PLAN

(this “Plan”)

    of

    American Century Variable Portfolios, Inc.
American Century Variable Portfolios II, Inc.

(the “Issuers”)

Class ii

RECITAL

1.Effective April 11, 2011, American Century Variable Portfolios, Inc. has added a new series, VP Growth Fund, offering multiple classes, and desires to add the new series to those covered by this Plan and there are no other material changes to this Plan.

2.On March 31, 2014, American Century Variable Portfolios, Inc. duly established Class II of shares for VP Capital Appreciation Fund.

3.On April 25, 2014, American Century Variable Portfolios, Inc. merged the VP Vista Fund into the VP Capital Appreciation Fund.

4.On May 1, 2016, American Century Variable Portfolios, Inc. duly established Class II of shares for VP Balanced Fund.

5.On September 25, 2020, American Century Variable Portfolios, Inc. duly renamed the VP Income and Growth Fund to VP Disciplined Core Value Fund.

Section 1.    Distribution Fees

a.    Distribution Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 2 below, the series of the Issuers identified on Schedule A (the “Funds”) shall pay the investment advisor engaged by the Funds (the “Advisor”), as paying agent for American Century Investment Services, Inc., the distributor of the Funds’ shares (the “Distributor”), a fee equal to 25 basis points (0.25%) per annum of the average daily net assets of the shares of the Funds’ Class II shares (the “Distribution Fee”).

b.    Applicability to New Funds. If the Issuers desire to add additional funds to the Plan, whether currently existing or created in the future (a “New Fund”), and the Issuers’ Board of Directors or Trustees (the “Board”) has approved the Plan for such New Fund in the manner set forth in Section 4 of this Plan, as well as by the then-sole shareholder of the Class II shares of such New Fund (required by the Investment Company Act of 1940 (the “1940 Act”) or rules promulgated thereunder), such New Fund may be added to this Plan by addendum and thereafter shall be subject to this Plan and will pay the Distribution Fee set forth in Section 1a above, unless the Board specifies otherwise. After the adoption of this Plan by the Board with respect to the Class II shares of the New Fund, the term “Funds” under this Plan shall thereafter be deemed to include such New Fund.

c.    Calculation and Assessment. Distribution Fees under this Plan will be calculated and accrued daily by each Fund and paid to the Advisor monthly or at such other intervals as the Issuer and Advisor may agree.

Section 2.    Distribution Services

The Advisor may use the fee set forth in Section 1a of this Plan to pay for services in connection with any activities undertaken or expenses incurred by the Distributor or its affiliates primarily intended to result in the sale of Class II shares of the Funds, which services may include, but are not limited to, (A) payment of sales commission, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell Class II shares of the Funds pursuant to Selling Agreements; (B) compensation to registered representatives or other employees of Distributor who engage in or support distribution of the Funds’ Class II shares; (C) compensation to, and expenses (including overhead and telephone expenses) of, Distributor; (D) printing of prospectuses, statements of additional information and reports for other than existing shareholders; (E) preparation, printing and distribution of sales literature and advertising materials provided to the Funds’ shareholders and prospective shareholders; (F) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (G) provision of facilities to answer questions from prospective investors about Fund shares; (H) complying with federal and state securities laws pertaining to the sale of Fund shares; (I) assisting investors in completing application forms and selecting dividend and other account options; (J) providing of other reasonable assistance in connection with the distribution of Fund shares; (K) organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (L) profit on the foregoing; and (M) such other distribution and services activities as the Issuers determine may be paid for by the Issuers pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the 1940 Act; provided that if the Securities and Exchange Commission determines that any of the foregoing services are not permissible under Rule 12b-1, any payments for such activities will automatically cease.

Section 3.    Effectiveness

This Plan has been approved by the vote of both (a) the Board, and (b) a majority of those members who are not “interested persons” as defined in the 1940 Act (the “Independent Members”), this Plan which was originally effective May 18, 2001, shall be amended and restated as of September 25, 2020.

Section 4.    Term

This Plan will continue in full force and effect for a period of one year from the date hereof, and successive periods of up to one year thereafter, provided that each such continuance is approved by a majority of (a) the Board, and (b) the Independent Members.

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Section 5.    Reporting Requirements

The Advisor shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act. The Advisor shall provide to the Board, and the Independent Members will review and approve in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended under this Plan by the Advisor with respect to the Class II shares of each Fund and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.

Section 6.    Termination

This Plan may be terminated without penalty at any time with respect to the Class II shares of any Fund by vote of a majority of the Board, by the vote of a majority of the Independent Members, or by vote of a majority of the outstanding shares of the Class II of that Fund. Termination of the Plan with respect to the Class II shares of one Fund will not affect the continued effectiveness of this Plan with respect to the Class II shares of any other Fund.

Section 7.    Amendments to this Plan

This Plan may not be amended to increase materially the amount of compensation a Fund is authorized to pay under Section 1 hereof unless such amendment is approved in the manner provided for initial approval in Section 4 hereof, and such amendment is further approved by a majority of the outstanding shares of the Fund’s Class II shares, and no other material amendment to the Plan will be made unless approved in the manner provided for approval and annual renewal in Section 4 hereof; provided, however, that a new Fund may be added by an Issuer upon approval by the Issuer’s Board by executing a new Schedule A to this Plan.

Section 9.    Recordkeeping

The Issuers will preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

    IN WITNESS WHEREOF, the Issuers have amended and restated this Plan as of September 25, 2020.

    AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
    AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC.

    By: /s/ Charles A. Etherington
    Charles A. Etherington
    Senior Vice President

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    SCHEDULE A

    Series Offering Class II Shares

Series	Date Plan Adopted

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
•VP Ultra Fund
•VP Value Fund
•VP International Fund
•VP Disciplined Core Value Fund
•VP Large Company Value Fund
•VP Mid Cap Value Fund
•VP Growth Fund
•VP Capital Appreciation Fund
•VP Balanced Fund
May 18, 2001 May 18, 2001 May 18, 2001 May 18, 2001 December 31, 2002 April 5, 2004 April 11, 2011 March 31, 2014 May 1, 2016

AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC. VP Inflation Protection Fund	December 31, 2002

A-1